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EXHIBIT 99.1     PRESS RELEASE


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PRESS RELEASE

WEST ESSEX BANCORP, INC.
                                                                      CONTACT:

                                                            Dennis A. Petrello
                                                  Executive Vice President and
                                                       Chief Financial Officer
                                                      West Essex Bancorp, Inc.
                                                                (973) 226-7911

                            WEST ESSEX BANCORP, INC.
                           TO REPURCHASE COMMON STOCK

      Caldwell, New Jersey, August 3, 1999 -- West Essex Bancorp, Inc. (Nasdaq;
WEBK), the stock holding company for West Essex Bank, has announced that it has received regulatory clearance to purchase up to 277,067 shares of its common stock from shareholders other than West Essex Bancorp, MHC, the Bank's mutual holding company parent.

      Leopold W. Montanaro, President and Chief Executive Officer of West Essex Bancorp, Inc., said that the Company has been authorized by its Board of Directors to repurchase up to 15% of the Company's 1,847,112 outstanding shares held by minority shareholders during the next twelve months.

      Mr. Montanaro commented, "We believe that the repurchase of the shares will enhance shareholder value as such repurchases have the effect of increasing the earnings per share and book value of the remaining shares outstanding. The last trade of the common stock on July 30, 1999 was at $9.75 per share or approximately 95 percent of its tangible book value at $10.22 per share (as of 6-30-99). Based on this, we believe that the repurchase of our shares is an excellent long-term investment."

      The repurchase will be made in open-market transactions, subject to the availability of stock.

      West Essex Bancorp, Inc. acquired all of the outstanding capital stock of West Essex Bank upon its conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank and reorganization into the mutual holding company structure on October 2, 1998. West Essex Bank is headquartered in Caldwell, New Jersey.

     Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.